UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2003

CAPTARIS, INC.

(Exact name of registrant as specified in its charter)

Washington	0-25186	91-1190085
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

10885 N.E. 4th Street

Bellevue, Washington 98004

(Address of principal executive offices, including zip code)

(425) 455-6000

(Registrant’s telephone number, including area code)

Item 5.    Other Events and Required FD Disclosure

On September 30, 2003, Captaris, Inc. (“Captaris”) and its indirect wholly-owned subsidiary 3082012 Nova Scotia Company, a Nova Scotia, Canada unlimited liability company (“Nova Scotia Subsidiary”), acquired Teamplate, Inc., an Alberta, Canada corporation (“Teamplate”).

Under the terms of the agreement, Nova Scotia Subsidiary acquired all of the stock of Teamplate for US $ 8.15 million in cash and 574,727 shares of Captaris common stock, which are subject to resale limitations pursuant to Rule 144 of the Securities Act of 1933. The purchase price is subject to a post closing net working capital adjustment. The common stock will be held in a third-party escrow account for one year as security for certain post closing obligations of the Teamplate shareholders, including indemnification obligations. On the first anniversary of the closing, each Teamplate shareholder will have the option to require Captaris to purchase all of the shareholder’s portion of the Captaris common stock issued in the transaction at a price per share of $5.22 if (a) the average of the last sale prices of the common stock for the 20 trading days prior to September 30, 2004 is less than $5.22; and (b) the last sale price of the common stock on September 30, 2004 is less than $5.22.

The five founders of Teamplate, including Brent Stankowski, Teamplate’s President and CEO, have agreed to join the Captaris team. As part of a management incentive program still being negotiated, these founders may receive up to US $ 5.5 million of total compensation over the three year period following the closing, in addition to normal salary and benefits, if the business plan for the Teamplate/Captaris combination achieves certain performance targets.

Captaris will host a conference call on Wednesday, October 1 at 9:00 a.m. Eastern/6:00 a.m. Pacific to discuss the Teamplate acquisition and the previously announced disposition of its CallXpress product line. The conference dial-in number is 800-240-2134 and no access code is required. The live Web cast of the conference call can be accessed from the Investor Relations section of the Captaris Web site at www.captaris.com. Captaris will also provide a replay of the conference call for one week at 800-405-2236, confirmation number 554948#, beginning Wednesday, October 1, at 8:00 a.m. Pacific until Wednesday, October 8, 2003, at 8:00 p.m. Pacific.

On September 30, 2003, Captaris issued a press release announcing its acquisition of Teamplate. A copy of Captaris’ press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits

(c)    Exhibits

Exhibit No.	Description

99.1	Press Release, dated September 30, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPTARIS, INC.

Date: October 1, 2003	By:	/s/ PETER PAPANO
Peter Papano Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated September 30, 2003.